Exhibit 4.26

The undersigned, Sun Yi (ID card No. ***), is the lawful spouse of Feng Shenghuan (ID card No. ***).  I hereby unconditionally and irrevocably agree to the execution of the following documents (hereinafter referred to as the “Transaction Documents”) by Feng Shenghuan on August 29, 2022, and the disposal of the equity interests of Beijng Tongcheng Shidai Jinqiao Technology Co., Ltd. (hereinafter referred to as “Tongcheng Shidai Jinqiao”) held by Feng Shenghuan and registered in his name according to the following documents:

(1)	Share Pledge Agreement entered into between Beijing Tongcheng Shidai Technology Co., Ltd. (hereinafter referred to as the “WFOE”) and Tongcheng Shidai Jinqiao;

(2)	Exclusive Option Agreement entered into between the WFOE and Tongcheng Shidai Jinqiao;

(3)	Power of Attorney executed by Feng Shenghuan;

(4)	Loan Agreement entered into with WFOE.

I hereby undertake not to make any assertions in connection with the equity interests of Tongcheng Shidai Jinqiao which are held by Feng Shenghuan.  I hereby further confirm that Feng Shenghuan can perform the Transaction Documents and further amend or terminate the Transaction Documents absent authorization or consent from me.

I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents (as amended form time to time).

I hereby agree and undertake that if I obtain any equity interests of Tongcheng Shidai Jinqiao which are held by Feng Shenghuan for any reasons, I shall be bound by the Transaction Documents and the Exclusive Business Cooperation Agreement entered into between the WFOE and Tongcheng Shidai Jinqiao as of August 29, 2022 (hereinafter referred to as the “Exclusive Business Cooperation Agreement”) (as amended from time to time) and comply with the obligations thereunder as a shareholder of Tongcheng Shidai Jinqiao.  For this purpose, upon the WFOE’s request, I shall sign a series of written documents in substantially the same format and content as the Transaction Documents and Exclusive Business Cooperation Agreement (as amended from time to time).

This Consent is written in Chinese and English.  In case of any discrepancy between the Chinese version and the English version, the Chinese version shall prevail.

/s/ Sun Yi
Date:	August 29, 2022